Exhibit 8.2
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

Telephone:	(713) 651-5151
Facsimile:	(713) 651-5246
June 25, 2010
Williams Pipeline Partners, L.P.
One Williams Center
Tulsa, OK 74172
Ladies and Gentlemen:
     In connection with the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of May 24, 2010 (the “Merger Agreement”), by and among Williams Partners L.P. (“WPZ”), Williams Partners GP LLC, Williams Partners Operating LLC, WPZ Operating Company Merger Sub LLC, Williams Pipeline Partners L.P. (“WMZ”), and Williams Pipeline GP LLC, you have requested our opinion regarding the U.S. federal income tax consequences to the WMZ Holders of the Merger that are described below. Descriptions of the parties and of the Merger and related transactions are set forth in the Merger Agreement and the joint proxy statement/prospectus forming a part of the registration statement on Form S-4 (Reg. No. 333-167417), as amended (the “Registration Statement”), filed on June 9, 2010, with the Securities and Exchange Commission (the “SEC”) by WPZ pursuant to the Securities Act of 1933, as amended (the “Act”). Unless otherwise defined herein, capitalized terms used in this opinion have the meanings assigned to them in the Registration Statement.
     In rendering our opinion set forth below, we have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated as described in the Registration Statement and solely in accordance with the Merger Agreement, with none of the terms or conditions of the Merger Agreement being amended, waived or modified. Additionally, we have examined and relied upon the accuracy and completeness, both initially and continuing as of the effective time of the Merger (the “Effective Time”), of (i) the statements, facts, information, evaluations, covenants, representations and warranties contained in the Merger Agreement, the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and (ii) the statements, facts, information, evaluations, covenants, representations and warranties made or provided by, or on behalf of, whether written or oral, WMZ and WPZ, including factual representations set forth in letters dated the date hereof by WMZ and WPZ (the “Representation Letters”). Additionally, with the consent of Andrews Kurth LLP, we have relied on its opinion previously rendered to you that for
Houston • New York • Washington DC • Austin • Dallas • Los Angeles • Minneapolis • San Antonio • Hong Kong • London • Munich

Williams Pipeline Partners, L.P.
June 25, 2010

each taxable year that WMZ has been a “publicly traded partnership” (within the meaning of Section 7704(b) of the Internal Revenue Code of 1986, as amended (the “Code”)), ninety percent (90%) or more of WMZ’s gross income has been or will be income that Andrews Kurth LLP has opined is “qualifying income” (within the meaning of Section 7704(d) of the Code). With your consent, we have relied upon that opinion and assumed its accuracy for purposes of rendering our opinion referenced above. We have also assumed that such statements, facts, information, evaluations, covenants, representations and warranties are true, and will continue to be true as of the Effective Time, without regard to any qualification as to knowledge or belief. Any variation or difference in any of the aforementioned statements, facts, information, evaluations, covenants, representations, warranties or assumptions or breach or failure of any of the aforementioned covenants could adversely affect our opinion.
     In rendering our opinion set forth below, we have considered applicable provisions of the Code, Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial authorities, rulings and other administrative interpretations, and such other authorities are subject to change at any time and possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could adversely affect our opinion set forth below.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions stated herein, we adopt and confirm that all statements of legal conclusion under the heading “U.S. Federal Income Tax Consequences of the Merger to WMZ and Holders of Publicly Owned WMZ Common Units” contained in the section “Material U.S. Federal Income Tax Consequences” in the Registration Statement reflect our opinion of the material U.S. federal income tax consequences of the Merger to WMZ and Holders of Publicly Owned WMZ Common Units.
     Our opinion set forth above is an expression of professional judgment, is not a guarantee of a result and is not binding upon the IRS or any court. Accordingly, no assurance can be given that our opinion set forth above will be sustained by a court if challenged by the IRS.
     Except as set forth above, we express no opinion to any party as to the federal, state, local or foreign tax consequences of the Merger or of any transactions related thereto or contemplated by the Merger Agreement or describe in the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion may not be relied upon by anyone else without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are (i) experts within the meaning of Section 11 of the Act or (ii) within the category of persons whose

Williams Pipeline Partners, L.P.
June 25, 2010

consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.